                                                                    EXHIBIT 12.1

                              Media General, Inc.
               Computation of Ratio of Earnings to Fixed Charges

                                                                                                                        Quarter
(in thousands)                                                            Year Ended                                     Ended
                                        -----------------------------------------------------------------------------  ----------
                                        December 29,     December 28,   December 27,    December 26,    December 31,    April 1,
                                           1996             1997           1998            1999            2000           2001
                                        -----------------------------------------------------------------------------------------
Pretax income (loss) from continuing
 operations less income/loss from
 equity investments                         $58,692         $ 42,970       $ 52,629        $121,182        $ 97,795    $(4,220)
Fixed charges                                13,744           61,971         63,239          48,121          50,403     16,610
Amortization of capitalized interest              -               38             38              38              38         10
Distributed income of equity investees       15,600            2,700          7,700          28,575           3,400          -
less: Capitalized interest                        -           (1,531)             -               -              (6)       (34)
                                        -----------------------------------------------------------------------------------------
    Earnings                                $88,036         $106,148       $123,606        $197,916        $151,630    $12,366
                                        -----------------------------------------------------------------------------------------
Interest expensed and capitalized
 (including amortization of
 premiums/discounts)                        $12,680         $ 60,662       $ 61,027        $ 45,014        $ 42,564    $14,021
Interest portion of rental expense            1,064            1,309          2,212           3,107           7,839      2,589
                                        -----------------------------------------------------------------------------------------
    Fixed Charges                           $13,744         $ 61,971       $ 63,239        $ 48,121        $ 50,403    $16,610
                                        -----------------------------------------------------------------------------------------
    Ratio of Earnings to Fixed Charges         6.41             1.71           1.95            4.11            3.01         NA/1/
                                        =========================================================================================

/1/ For the quarter ended April 1, 2001, there was a deficiency in earnings of $4,244 to cover fixed charges.